Exhibit 10.8

34 Third Avenue Burlington, MA 01803 Tel: (781) 221-0053 Fax: (781) 272-5290

November 19, 2012

Michael E. Guarasci

Dear Mike:

It is my pleasure to offer you the position of Chief Financial Officer of Infraredx, Inc. (the “Company” or “Infraredx”) effective December 1, 2012. The Infraredx team is very impressed with your background and accomplishments and we feel that you will be able to make significant contributions to the Company’s future. It will be a great personal pleasure for me to work with an executive of your experience and skill in building a successful medical device company. On behalf of Infraredx, I set forth below the terms of your offer of employment:

Serving in the capacity of Chief Financial Officer, you will perform such duties as are normally associated with this position and such other duties as may from time to time be assigned to you by the Company. You will report to the Don Southard, President and Chief Executive Officer of the Company.

1. Base Salary. Your bi-weekly salary will be $9,615.38 ($250,000 on an annualized basis)(the “Base Salary”). Your Base Salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company. Please note that the annualized amount of your Base Salary as described above is set forth as a matter of convenience, and shall not constitute or be interpreted as an agreement by the Company to employ you for any specific period of time.

2. Relocation. The Company will provide you with reimbursement for relocation and moving expenses incurred by you in connection with the sale of your home in New Jersey and your relocation to the Boston, MA area (the “Relocation Reimbursement”), consisting of a one time payment in the amount of $10,000.00 to be paid with your first paycheck. If you choose to resign from Infraredx or are terminated for “Cause” (as defined below in Section 6D), within twelve (12) months following your first day of employment with the Company, you will be responsible for repayment of the entire amount of the Relocation Reimbursement that Infraredx provided you with prior to the termination of your employment.

3. Vacation. You will be eligible to accrue up to a maximum of twenty (20) days of paid vacation time per year, subject to the terms and conditions of the Company’s vacation pay policy.

4. Discretionary Bonus. You will be eligible to receive an annual cash incentive bonus of up to thirty percent (30%) of your annual Base Salary (the “Bonus”). The Bonus shall be based on attainment of certain performance goals and milestones submitted to and approved by the Company’s Board of Directors (the “Board”). The Board shall have sole and absolute discretion to determine whether the performance criteria have been met for purposes of any such Bonus award. If a Bonus is awarded to you, it shall be paid on a monthly basis for one year, immediately following the year with respect to which the Bonus is earned, in accordance with the Company’s normal payroll practices and subject to applicable withholdings and deductions as required by law. In addition, you must be satisfactorily employed by the Company on the last day of the applicable calendar year to which such Bonus relates in order to be eligible for, and to be deemed as having earned, such Bonus.

5. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted incentive stock options (to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”)) under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”) entitling you to purchase 1.75% of the Company’s fully diluted shares outstanding, post the Company’s closing of its current financing (as adjusted for stock splits, dividends and the like after the date hereof), subject to the terms and conditions of the Company’s standard option agreement (the “Award”). The per share exercise price of the Award will be the fair market value for Common Stock as of the date that the Board of Directors approves the Award. The options subject to the Award will be unvested on the date of grant and will vest with respect to 25% of the total options subject to the Award on the one year anniversary of your employment start date, and at a rate of 2.08333% of the total options subject to the Award on the first day of each month thereafter until the Award is fully vested. Such options are intended to be incentive stock options to the extent allowable under Section 422 of the Code). Moreover, if the Company grants you any additional stock options during the course of your employment with the Company, such stock options shall also be intended to be incentive stock options to the extent allowable under Section 422 of the Code.

In addition, we understand it is your intention to propose a stock option grant and a cash bonus possibility to the Board of Directors for other employees in the Company.

6. Termination Payments.

A. Separation Pay and Benefits. You will be eligible to receive severance pay and benefits under certain circumstances, as follows:

(i) In the event that your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) then, subject to and expressly conditioned on your execution and non-revocation of a “Separation Agreement” (as described below), you will be eligible to receive (a) continuation of your then current Base Salary for twelve (12) months from and after the date of termination (the “Separation Date”), beginning on sixtieth (60th) day following your “Separation from Service” (as defined below), payable in accordance with the Company’s normal payroll practices and subject to all applicable withholdings and deductions, and (b) to the extent you are participating in the Company’s group health and dental insurance plans on your Separation Date, and you comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to benefits continuation including, without limitation, by making a valid COBRA election, the Company will pay your portion of the COBRA premiums equal to the amount that the Company contributed to such plans on your behalf during your employment with Infraredx, for a period of twelve (12) months following the Separation Date.

(ii) In addition to and notwithstanding the foregoing, if your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) within twelve (12) months after the consummation of an “Acquisition” of the Company (as that term is defined in the Company’s Certificate of Incorporation, in effect on the date hereof), then any outstanding but unvested stock options that have previously been granted to you by the Company shall be subject to accelerated vesting pursuant to the terms of the Company’s Stock Option Plan.

(iii) If you are eligible to receive salary and benefits continuation pursuant to Section 6A(i) above, then, during the twelve (12) month period following the Separation Date, (a) any unvested stock options that you hold as of the Separation Date shall continue to vest, and all vested options shall remain vested and exercisable by you during such twelve (12) month period, and (b) you will be eligible for acceleration of unvested stock options pursuant to the terms of Section 6A (ii) above.

B. Separation from Service. If any of the benefits and compensation set forth in Section 6A above are non-qualified deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) (a “Separation from Service”) before distribution of such benefits can commence. For purposes of clarification, this Section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a Separation from Service occurs.

C. Conditions on Receipt of Separation Pay and Benefits. Your eligibility to receive the salary and benefits continuation, and acceleration of vesting on outstanding stock options, as described in Section 6A above, is expressly conditioned on and subject to the following: (i) you must return all Company property (unless agreed upon as an exception) in your possession on or prior to the Separation Date; (ii) you must comply with and adhere to the post-termination obligations described in the Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement (the “Confidentiality Agreement”); and (iii) you must timely execute, without revocation, a separation agreement in a form that is acceptable to the Company, which will include, at a minimum, (a) a complete release of claims against the Company and its affiliated entities, and its and their officers, executives, directors, employees, agents, and representatives, and (b) non-disparagement and confidentiality obligations (the “Separation Agreement”). The Separation Agreement must be effective and irrevocable before the sixtieth (60th) day following the date of your Separation from Service. If the Separation Agreement is not effective and irrevocable in such time period, you shall irrevocably forfeit all compensation and/or benefits described in Section 6A above.

D. Definition of “Cause”. For purposes of this letter, and more specifically, for purposes of your eligibility to receive salary and benefits continuation, and acceleration on vesting of stock options (as described in Section 6A above), “Cause” shall be defined as follows: (i) any act of fraud, embezzlement or other material dishonesty by you with respect to the Company or its parents or subsidiaries; (ii) your willful failure or refusal to perform duties and responsibilities as Chief Executive Officer of the Company; (iii) your commission of, or plea of nolo contendre to, any act that constitutes a felony under the laws of the Commonwealth of Massachusetts (or, if applicable, the laws of the state in which such act was committed); or (iv) your breach of the Confidentiality Agreement. Whether Cause exists for purposes of this letter shall be determined by the Board acting in good faith. In addition, if the Company terminates your employment for Cause pursuant to Section 6(D)(ii) above, and the Company concludes that the events or reasons giving rise to such termination is or are curable, the Company shall provide you with (a) written notice describing the basis for the Cause determination within thirty (30) days of such Cause determination, and (b) thirty (30) days to remedy the events, reasons, and/or grounds giving rise to the Cause determination (the “Employee Cure Period”) ; provided that, if you fail to cure the events, reasons or grounds giving rise to the Company’s Cause determination within the Employee Cure Period, then your employment shall immediately be terminated for Cause.

E. Definition of “Good Reason”. For purposes of this letter, and more specifically, for purposes of your eligibility to receive salary and benefits continuation, and acceleration on vesting of stock options (as described in Section 6A above), “Good Reason” shall exist if: (a) the Company (i) materially reduces your then current job duties and responsibilities without your written consent; provided, however, that a non-material diminution of your title shall not provide the basis for a Good Reason resignation by you, or (ii) materially decreases your then current Base Salary without your written consent, and (b) you provide written notice to the Company of the circumstances and/or events giving rise to the Good Reason resignation within ninety (90) days of the initial occurrence of the Good Reason event and provide the Company with thirty (30) days to remedy such circumstances and/or events (the “Company Cure Period”), and the Company fails to remedy such action within the Company Cure Period. If your Separation from Service due to resignation for Good Reason does not occur within 180 days of the initial occurrence of a Company action described in (a) above, you shall be deemed to consent to such action and shall not be entitled to any Separation Pay and Benefits under Section 6A hereof as a result of thereof. For purposes of clarification, “Good Reason” shall not include any action taken by the Company, which is subsequently cured by the Company within thirty (30) days of written notice to the Company.

7. Certain Payment Delays. Notwithstanding any other provision of this letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this letter as a result of your termination of employment is non-qualified “deferred compensation” subject to Section 409A of the Code and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 7 shall be paid in a lump sum after six (6) months have elapsed since your termination of employment. Any other payments will be made according to the schedule provided for herein.

8. Adjustment of Excess Payments Payable to an Eligible Employee Subject to Code Section 4999. In the event that it is determined that any payment(s) or distribution(s) by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), the Company shall cause to be determined, before any amounts of the Payments are paid to you, which of the following two alternative forms of payment would maximize your after-tax proceeds: (i) payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments so that you receive the largest payment possible without the imposition of the 280G Excise Tax (such partial payment, the “Reduced Payments”). If it is determined that full payment of the Payments will maximize your after-tax proceeds, then there shall be no adjustment to the Payments pursuant to this Section 8. If it is determined that payment of the Reduced Payments will maximize your after-tax benefit, then the Company shall determine which Payments to reduce based on what reduction will provide the best economic benefit to you, and shall, in lieu of the full Payments, make such Reduced Payments to you. Unless you and the Company otherwise agree in writing, any determination required under this Section 8 shall be made in writing by independent public accountants agreed to by you and the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 8.

9. Expenses. For all purposes of this letter, any expense reimbursements made (or any in-kind benefits provided) to you in any one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement or in-kind benefit (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any reimbursement subject to Section 409A of the Code and the rules and regulations thereunder, shall be made no later than the end of the calendar year following the calendar year in which you incur such expense.

10. Tax Consequences. You shall be solely responsible for the payment of all personal tax liability that is incurred as a result of your receipt of salary and benefits continuation (if any) as described in Section 6A above, and you will not be reimbursed by the Company for any such payment. The Company makes no guarantee of any tax consequences with respect to the payments and benefits described in this letter, or any other payments from the Company to you including, without limitation, consequences under Section 409A of the Code.

11. Interpretation and Administration. Notwithstanding any other provision of this letter to the contrary, in the event of an ambiguity in any of the terms of this letter, the terms shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. If any of the benefits provided for herein constitute non-qualified deferred compensation within the meaning of Section 409A of the Code, neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

12. Confidentiality Agreement. In consideration for the Company’s obligations described herein, specifically its promise to provide you with salary and benefits continuation, and acceleration of vesting on stock options (pursuant to Section 6A above), you must execute the enclosed Confidentiality Agreement and return it to me along with the signed copy of this letter. If you do not execute the Confidentiality Agreement and return it to me as indicated in the immediately preceding sentence, the terms described in Section 6A of this letter will be null and void, and shall have no force or effect, and the Company shall be under no obligation to provide you with any salary or benefits continuation irrespective of the reasons for the termination of your employment.

13. At-Will Employment. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment, nor will it be deemed or interpreted to constitute an employment contract or a contract for a specific term of employment. Your employment with the Company is and will be on an “at-will” basis, meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.

14. Your Certifications to the Company.

(a) As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to Katie Bartlett, Director of Human Resources, along with a copy of this letter.

(b) Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company.

15. Miscellaneous. By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Developments Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships, subject to other terms and conditions stated herein. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

It will be a great personal pleasure for me to work with you as a partner as we build a large and successful medical imaging company.

Sincerely,

/s/ Don Southard

Don Southard

President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Michael E. Guarasci	November 29, 2012
Michael E. Guarasci	Date

Enclosures: Employee Confidentiality & Developments Agreement